                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
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                         Securities Exchange Act of 1934

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                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

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     [_]  Definitive Additional Materials

     [_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Standard Commercial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                     [LOGO]
                                    STANDARD

                         STANDARD COMMERCIAL CORPORATION
                                2201 Miller Road
                          Wilson, North Carolina 27893

                   ------------------------------------------

                    Notice of Annual Meeting of Shareholders
                           To Be Held August 13, 2002

Dear Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Standard Commercial Corporation to be held at Hardy Alumni Hall on the campus of Barton College in Wilson, North Carolina, on Tuesday, August 13, 2002 at 12 noon to:

               (a)  elect two directors for a term expiring in 2005;

               (b)  elect one director to fill an unexpired term ending in 2004;

               (c) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003; and

               (d) transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on June 14, 2002 will be entitled to vote at the meeting.

                                        Sincerely,


                                        /s/ Robert E. Harrison

                                        Robert E. Harrison

                                        President

June 27, 2002

     You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card directly to the Company in the envelope provided or telephone Carol Whitehead at 252-291-5507 Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.

   PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING AND RETURNING YOUR PROXY IN
                             THE ENVELOPE PROVIDED

                         STANDARD COMMERCIAL CORPORATION

                                 Proxy Statement

                         Annual Meeting of Shareholders
                                 August 13, 2002



     The accompanying proxy is solicited by the Board of Directors. A shareholder giving a proxy may revoke it at any time before it is exercised. Shareholders of record at the close of business on June 14, 2002 will be entitled to vote at the meeting or any adjournments thereof. It is expected that proxy material will be mailed to shareholders on or about June 27, 2002.

                              ELECTION OF DIRECTORS

     The Company's Articles of Incorporation divide the Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Two of the present directors, Robert E. Harrison and William A. Ziegler, who were elected for three-year terms expiring at this Annual Meeting, have been nominated for three-year terms expiring at the Annual Meeting in 2005. Robert A. Sheets, the Company's Chief Financial Officer, has been nominated to serve as a director, filling the unexpired term ending in 2004 of Charles H. Mullen who died in April 2002. The two other classes of directors, who were elected for terms expiring at the Annual Meetings in 2003 and 2004, will remain in office. Marvin W. Coghill is retiring and not standing for election.

                 INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

     The information that follows as to the principal occupations and directorships and the number of shares of the Company's common stock beneficially owned, directly or indirectly, has been furnished to the Company by such persons.

Name, Age and Year First Became Director      Principal Occupation During Past Five Years

                                             Nominees for Term Expiring in 2005

Robert E. Harrison - 48, Director 1995        President and Chief Executive Officer since August, 1996.
                                              He was employed in July, 1995 as Senior Vice President
                                              and Chief Financial Officer and retained the latter
                                              position until April, 1998.

William A. Ziegler - 77, Director 1985        Retired partner, Sullivan & Cromwell, Attorneys.

                                             Nominee for Term Expiring in 2004

Robert A. Sheets - 47, Director 2002          Vice President of Finance and Chief Financial Officer
                                              since April, 1998. He joined the Company in October, 1995
                                              as Assistant Controller.

                                             Directors Continuing in Office Until 2004

William S. Barrack, Jr. - 72, Director 1992   Retired Senior Vice President, Texaco, Inc.  Director,
                                              Dominion Resources, Inc.

William S. Sheridan - 48, Director 1998       Executive Vice President and Chief Financial Officer
                                              Sotheby's Holdings, Inc. since 1996.

                                             Directors Continuing in Office Until 2003

J. Alec G. Murray - 65, Director 1977         Chairman of the Board since August, 1996; previously
                                              President/Vice Chairman and Chief Executive Officer.

Daniel M. Sullivan - 78, Director 1995        Founder and retired Chief Executive Officer, Frost &
                                              Sullivan, Inc.; currently Chairman JLM Couture, Inc. and
                                              director of four private companies.

B. Clyde Preslar - 47, Director 1999          Vice President - Finance and Chief Financial Officer,
                                              Lance, Inc. Prior thereto he was Director of Financial
                                              Services with Black & Decker.

Mark W. Kehaya - 34, Director 2000            Partner at Meriturn Partners, LLC. Past President and CEO
                                              of Eturn Communications, Inc. Prior to February, 2000, he
                                              was employed by the Company, serving variously as
                                              Assistant to the President, Finance Director of the
                                              Tobacco Division, Vice President-Planning, and as Chief
                                              Executive Officer of the Company's tobacco processing
                                              facility in St. Petersburg, Russia.

_____________________________

     There are no family relationships among any of the directors and executive officers except that Mark W. Kehaya is the brother of Ery W. Kehaya II, Vice President and Chief Information Officer of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth at June 14, 2002 the common stock owned beneficially, according to advice received by the Company, by each 5% or larger shareholder, by each director, by each of the executive officers listed in the Summary Compensation Table and by all executive officers and directors as a group:

Name and Address                                     Shares Owned                  % of Class
----------------                                     ------------                  ----------
Ery W. Kehaya Estate and Related Trusts                 1,404,354    1                  10.5%
474 Dover Road
Tequesta, FL  33469

FMR Corp.                                               1,161,600                        8.7%
82 Devonshire Street
Boston, MA  02109

Dimensional Fund Advisors, Inc.                           990,508                        7.4%
1299 Ocean Avenue
Santa Monica, CA  90401

Helga L. Kehaya                                           856,422    2                   6.4%
474 Dover Road
Tequesta, FL  33469

Wachovia Corporation                                      796,992                        6.0%
100 North Main Street
Winston-Salem, NC 27150

Mark W. Kehaya                                            517,413    3                   3.9%
2805 Lakeview Drive
Raleigh, NC 27609

J. Alec G. Murray                                         165,279    4                   1.2%
Marvin W. Coghill                                          43,679                           *
Alfred F. Rehm, Jr.                                        38,580    5                      *
Robert E. Harrison                                         35,460    6                      *
Robert A. Sheets                                           16,511    7                      *
William A. Ziegler                                         15,926                           *
Henry C. Babb                                              15,911    8                      *
Paul H. Bicque                                             13,963                           *
William S. Barrack, Jr.                                     9,848    9                      *
William S. Sheridan                                         8,570   10                      *
B. Clyde Preslar                                            7,102                           *
Daniel M. Sullivan                                          6,799                           *

All Directors and Executive Officers as a group         1,360,241                       10.2%

_______________________________________________


* Less than one percent.
1 Executors of the estate are Helga L. Kehaya, Mark W. Kehaya and First Union National Bank. Co-trustees of the trusts are Helga L. Kehaya, Mark W. Kehaya and William Whitaker.

2 Includes 9,463 shares underlying $278,000 principal amount of the Company's 71/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share. Excludes shares that Mrs. Kehaya might be deemed to beneficially own by virtue of her status as an executor of the estate of Ery W. Kehaya.
3 Includes 1,830 shares owned by his wife, 2,558 shares owned by his child and 1,216 shares held for Mr. Kehaya's account by the trustee of the Company's 401-K Savings Plan. Excludes shares that Mr. Kehaya might be deemed to beneficially own by virtue of his status as an executor of the estate of Ery W. Kehaya.
4 Includes 11,556 shares owned by Mr. Murray's wife.
5 Includes 20,900 shares held for Mr. Rehm's account by the trustee of the Company's 401-K Savings Plan.
6 Includes 1,420 shares held for Mr. Harrison's account by the trustee of the Company's 401-K Savings Plan.
7 Includes 2,260 shares held for Mr. Sheets' account by the trustee of the Company's 401-K Savings Plan.
8 Includes 2,159 shares held for Mr. Babb's account by the trustee of the Company's 401-K Savings Plan.
9 Includes 555 shares owned by Mr. Barrack's wife.
10 Includes 340 shares underlying $10,000 principal amount of the Company's 7 1/4% Convertible Subordinated Debentures assuming conversion thereof at the current conversion price of $29.38 per share.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth information concerning compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "named executive officers") for services in all capacities for fiscal year ended March 31, 2002.

                                                                                                      Long-Term
                                    Annual Compensation                                             Compensation
                                    -------------------                                             ------------
                                                                                               Restricted      Securities
                                        Fiscal                               Other Annual         Stock       Underlying
Name and Principal Position              Year       Salary       Bonus      Compensation/1/     Awards/2/       Options
-------------------------------------------------------------------------------------------------------------------------
Robert E. Harrison                       2002      $445,000     $441,722        $3,400         $ 26,580         12,000
     President & Chief Executive         2001       411,950      194,204         3,400          103,500              0
     Officer                             2000       385,000       45,236         3,200                0              0

Alfred F. Rehm, Jr.                      2002      $275,000     $192,997        $3,400         $ 13,552          7,500
     President & Chief Executive         2001       232,987       51,220         3,400           43,125              0
     Officer - Tobacco Division          2000       204,000       30,781         3,200                0          5,000

Henry C. Babb                            2002      $247,354     $151,991        $3,400         $ 15,311          3,000
     VP, General Counsel &               2001       237,354       69,608         3,400           25,875              0
     Secretary                           2000       232,700       17,396         3,200                0          3,000

Robert A. Sheets                         2002      $202,000     $142,462        $3,400         $ 12,252          5,000
     VP, Chief Financial Officer         2001       190,000       63,143         3,400           43,125              0
                                         2000       170,000       14,190         3,200                0          5,000

Paul H. Bicque                           2002      $180,596     $147,507        $    0         $ 12,411          7,500
     Managing Director - Wool            2001       178,354       79,953             0           64,688              0
     Division                            2000       193,947       17,455             0                0          7,500

1 Employer contributions under the Company's 401(k) Savings Incentive Plan. Eligible employees in the United States may contribute the lesser of 18% of recognizable compensation or the maximum amount permitted under the Internal Revenue Code. Employee contributions are partially matched with employer contributions in the form of common stock of the Company. Noncash personal benefits for the persons named above did not exceed the lesser of $50,000 or 10% of the cash compensation reported.

2 Fiscal 2002 restricted stock awards were based on fiscal 2001 performance. Fiscal 2001 restricted stock awards were made in lieu of stock options as a one-time event under the Performance Improvement Compensation Plan with a goal of enhancing retention and increasing ownership of the Company's common stock. No restricted stock awards were made in fiscal 2000. The amounts shown in this column were calculated by multiplying the number of shares issued by the closing market price ($15.85 and $4.3125 respectively) of the Company's common stock on the date of issuance. Each recipient of restricted stock has all the rights, including voting and dividends, of other shareholders, subject to certain restrictions and forfeiture provisions.

Option Grants During Year Ended March 31, 2002

              The following table summarizes all option grants during the fiscal year ended March 31, 2002 to the Named Executive Officers:

                                      % of Total                                       Potential Realizable
                        Number of     Options                                            Value at Assumed
                        Shares        Granted to     Exercise                        Annual Rates of Stock
                        Underlying    Employees in   Or Base                         Price Appreciation for
                        Options       Fiscal Year    Price Per   Expiration               Option Term/2/
Name                    Granted       2002           Share       Date /1/          5%                     10%
-----                   -------       ----           -----       --------          --                     ---
Robert E. Harrison       12,000       13.11%         $17.50      August 14, 2011   $ 132,068              $334,686
Alfred F. Rehm, Jr.       7,500        8.20%         $17.50      August 14, 2011   $  82,542              $209,179
Henry C. Babb             3,000        3.28%         $17.50      August 14, 2011   $  33,017              $ 83,671
Robert A. Sheets          5,000        5.46%         $17.50      August 14, 2011   $  55,028              $139,452
Paul H. Bicque            7,500        8.20%         $17.50      August 14, 2011   $  82,542              $209,179


1 The stock option grants shown were made in August, 2001 pursuant to the 2001 Performance Improvement Compensation Plan and become exercisable in equal annual installments over four years from the date of the grant.

2 These amounts represent assumed rates of appreciation during the ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises During Year End and Option Values at Fiscal Year End March 31, 2002

         The following table sets forth information concerning holdings as of March 31, 2002, by the Named Executive Officers.

                                                                    Number of                    Value of Unexercised
                            Shares                            Unexercised Options               In-the-Money Options
                           Acquired          Value            As of March 31, 2002              As of March 31, 20021
                              on
          Name             Exercise (#)   Realized ($)   Exercisable/2/   Unexercisable/2/  Exercisable/2/  Unexercisable/2/
                          ------------   ------------    --------------   ----------------  --------------  ----------------
Robert E. Harrison              0              0            33,858            23,286          $350,261         $137,394
Alfred F. Rehm, Jr.             0              0             2,250            11,000          $ 28,120         $ 58,795
Henry C. Babb                   0              0             1,950             4,650          $ 25,985         $ 58,795
Robert A. Sheets                0              0             5,500             8,500          $ 66,585         $ 54,495
Paul H. Bicque              8,250       $104,663                 0            12,750                 0         $ 81,743


1 Calculated by subtracting the exercise price from the closing price of the Company's Common Stock as reported by the New York Stock Exchange on March 29, 2002 and multiplying the difference by the number of shares underlying each option.

2 The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as called for by the appropriate column) of unexercisable options.

Employment Agreements

         In March, 1997 the Company entered into a three-year employment agreement with Robert E. Harrison, its President and Chief Executive Officer (and then Chief Financial Officer). The agreement provided for a base salary of $350,000 per year, annual cash bonuses upon achievement of performance goals, as determined by the Compensation Committee of the Board of Directors of the Company, and other employee benefits. In addition, the agreement, which was ratified by the Board of Directors on April 14, 1997 provided for the grant to Mr. Harrison of nonqualified options to purchase 100,000 shares of common stock of the Company at an exercise price of $17.00. These options were replaced on December 15, 1998 with an option to purchase 45,144 shares at $8.875 a share, subject to the same vesting provisions as the options granted to other executives. Mr. Harrison's employment agreement is automatically renewable for successive two-year periods after its initial three-year term. The agreement also contains a covenant by Mr. Harrison not to compete with the Company until one year after his termination, except if he is terminated by the Company without cause. The agreement also provides that in the event Mr. Harrison's employment is terminated by the Company without cause, including or in connection with a change in control, he shall receive termination pay in a lump sum equal to two years' base salary and one year's bonus.

         In December, 1997 the Company entered into an employment agreement with Henry C. Babb, its Vice President - Public Affairs, Secretary, and General Counsel. The agreement provided for a base salary at that time of $224,000 and eligibility to participate in other employee benefit programs. The agreement also provides that in the event Mr. Babb's employment is terminated without cause by the Company, including or in connection with a change in control, he shall receive termination pay in a lump sum equal to two years' base salary.

         In August, 1998 the Company entered into an employment agreement with Paul H. Bicque, the Managing Director of its wool division. The agreement provided for a base salary as determined from time to time by the Company's management and eligibility to participate in other employee benefit programs. The agreement also provides for certain severance benefits in the event of a change in control of the Company's wool division; i.e., a lump sum of one half of his then annual base salary in the event of his employment with an acquiring entity, or a lump sum of two times his then annual base salary in the event of his termination of employment without cause by the Company within one year after a change in control of the wool division.

         In March, 1999 the Company entered into an employment agreement with Robert A. Sheets, the Company's Chief Financial Officer. The agreement provided for a base salary of $150,000, subject to annual review, and the eligibility to participate in other employee benefit programs. The agreement provides that in the event of a change in control, he shall receive termination pay in one lump sum equal to two years' base salary. In the event of termination without cause by the Company, he shall continue to receive his base pay plus benefits for one year.

Retirement Plans

         There is a Defined Benefit Pension Plan provided for participating employees in the United States who retire directly from the Company or who terminate service with vested rights. The Company pays the full cost of the Plan. Employees who are at least 21 years old and have been employed for at least one year are covered by the Plan. The right to receive benefits under the Plan is 100% vested after five years of service. The monthly benefit payable upon retirement is based on average compensation for the three highest of the last ten years of employment multiplied by various factors for each year of service up to 40. The definition of compensation includes amounts deferred under the 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards. The benefit normally is computed in the form of a straight-life annuity, or the actuarial equivalent thereof under other options specified in the Plan. In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. The maximum annual benefit payable from this Plan is limited by Section 415 of the Internal Revenue Code to $160,000 in calendar 2002 ($140,000 in 2001 and $135,000 in
2000).

         A nonqualified Supplemental Retirement Plan provides such benefits from the Company's general funds as would otherwise be provided under the above tax-qualified Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified Plan.

     The table below shows representative total annual retirement benefits payable to an employee retiring in 2002 under the above Plans for specified levels of compensation and years of service computed as a straight-life annuity at age 65.


                   --------------------------------------------------------------------------------
                    Final Average               Years of Credited Service at Age 65
                     Compensation      15         20         25         30         35         40
                   --------------------------------------------------------------------------------
                       100,000       20,900     27,900     34,800     41,800     47,500     51,300
                       125,000       27,100     36,100     45,200     54,200     61,700     66,300
                       150,000       33,300     44,400     55,500     66,600     75,800     81,400
                       175,000       39,500     52,600     65,800     78,900     89,900     96,500
                       200,000       45,700     60,900     76,100     91,300    104,000    111,500
                       250,000       58,000     77,400     96,700    116,100    132,300    141,700
                       300,000       70,400     93,900    117,300    140,800    160,500    171,800
                       350,000       82,800    110,400    137,700    165,600    188,800    201,900
                       400,000       95,200    126,900    158,600    190,300    217,000    232,000
                       450,000      107,500    143,400    179,200    215,100    245,300    262,200
                       500,000      119,900    159,900    199,800    239,800    273,500    292,300
                   --------------------------------------------------------------------------------

         As of March 31, 2002 Messrs. Harrison, Babb, Rehm, Sheets and Bicque had 6, 4, 23, 6 and 10 years of service, respectively, for pension purposes. The pensionable compensation covered by the US and foreign retirement plans in 2002, 2001, and 2000 for each executive officer listed in the Summary Compensation Table is equal to the "salary" amount shown in the Table. Foreign pension plans use different formulae than the one used in preparing the above table. At March 31, 2002 Mr. Bicque had accrued annual benefits payable at age 65 of $27,727.

Performance Improvement Compensation Plan

         On August 14, 2001 the shareholders of the Company approved the adoption of the 2001 Performance Improvement Compensation Plan (the "2001 PICP"), which is administered by the Compensation Committee of the Board of Directors. Under the 2001 PICP, a number of different types of equity based compensation vehicles may be awarded to participants. They include incentive stock options, nonqualified stock options, tandem stock appreciation rights, restricted stock, performance shares, and deferred stock. The 2001 PICP replaced the 1992 Performance Improvement Compensation Plan (the "1992 PICP"), which also allowed for the granting of a number of different types of equity-based compensation vehicles. A maximum of 829,567 shares may be issued under the 2001 PICP, which includes 79,567 shares authorized but not granted under the 1992 PICP. To date, there have been grants of restricted stock and nonqualified stock option awards under both the 1992 PICP and the 2001 PICP.

         In fiscal 2002, 61,695 shares of restricted stock awards were granted. The restricted stock awards granted in fiscal 2002 vest proportionally over four years, with any unvested portion of the award being subject to forfeiture if a recipient's employment is terminated other than because of death, disability or retirement after age 62 under certain conditions. The restricted stock awards granted prior to fiscal 1999 are subject to forfeiture for a period of seven years if a recipient's employment is terminated other than for the reasons listed previously. The Compensation Committee may also waive the restrictions. The recipient of a restricted stock award may vote the stock and is entitled to cash dividends.

         In fiscal 2002, 91,500 shares of nonqualified stock option awards were granted. The nonqualified stock option awards granted in fiscal 2002 vest proportionally over four years, with the options expiring ten years from grant date. Nonqualified stock option awards granted prior to fiscal 2002 vest proportionally over four years and expire seven years from grant date. Conditions are imposed upon the exercisability of the options in the event of retirement, death, disability, or other termination of employment as determined by the Compensation Committee.

         In fiscal 2002, a total of 4,224 restricted shares were awarded to non-employee directors. These awards remain restricted until such time as the director is no longer a member of the Board of Directors.

                      NON-EMPLOYEE DIRECTORS' COMPENSATION

         Effective August, 1999 the non-employee directors' compensation was changed to more closely reflect competitive compensation and governance practices. They receive an annual retainer of $18,000 for serving on the Board of Directors, plus $1,500 for each meeting of the Board that they attend and $1,100 for each meeting of a Board committee of which they are a member that they attend. They receive an annual award of restricted stock valued at 50% of the annual retainer. They also receive, in any year in which the Company's Restricted Stock Plan goals are met, restricted stock valued at 15% of their annual retainer, and they receive an annual grant of 1,000 option shares. As noted above, in fiscal 2002, a total of 4,224 restricted shares were awarded to non-employee directors. These shares remain restricted until the director is no longer a member of the Board.

                    BOARD OF DIRECTORS AND COMMITTEE MEETINGS

         The committees established by the Board of Directors to assist it in the discharge of its responsibilities are: Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

         During the last fiscal year, Charles H. Mullen, who was a director of the Company, served on the Compensation Committee (for which he served as Chairman), the Audit Committee and the Nominating Committee until his death in April 2002. Marvin W. Coghill is retiring and not standing for election.

         The Executive Committee currently consists of J. Alec G. Murray, Marvin
W. Coghill and Robert E. Harrison. Following the Annual Meeting of Shareholders, Mr. Coghill will be replaced by Robert A. Sheets, if elected. This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consent.

         The Audit Committee, which met four times during the last fiscal year, consists of William S. Sheridan (Chairman), William S. Barrack, Jr., and B. Clyde Preslar, none of whom have ever been employees of the Company. This committee is primarily concerned with assisting the Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of the Company's public accountants, the integrity of management and the adequacy of the Company's financial disclosure. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of the Company's internal systems of financial control and accounting policies.

         The Compensation Committee, which met six times during the last fiscal year, consists of William A. Ziegler, Daniel M. Sullivan and William S. Sheridan, none of whom have ever been employees of the Company. Mr. Mullen will be replaced by William S. Barrack, Jr. This committee is primarily concerned with administering the Company's Performance Improvement Compensation Plan, determining the compensation of executive officers and oversight of the Company's pension plans.

         The Finance Committee, which met five times during the last fiscal year, currently consists of B. Clyde Preslar (Chairman), Daniel M. Sullivan, William S. Barrack, Jr., Robert E. Harrison, Marvin W. Coghill, Mark W. Kehaya and William A. Ziegler. Following the Annual Meeting of Shareholders, Mr. Sullivan, Mr. Barrack, Mr. Coghill and Mr. Ziegler will not be re-appointed and Robert A. Sheets will be added, if elected. This Committee is primarily concerned with monitoring the financial condition of the Company; making recommendations regarding financial needs, business planning policies, capital expenditures, dividends, stock repurchases, relations with the financial community, mergers, acquisitions and other major projects.

         The Nominating Committee, which met five times during the last fiscal year, currently consists of William A. Ziegler (Chairman), Robert E. Harrison and J. Alec G. Murray. Following the Annual Meeting of Shareholders, Mr. Harrison and Mr. Murray will be replaced by Mr. Sullivan and Mr. Preslar. This committee is primarily concerned with recommending to the full Board of Directors candidates for election as director. The Committee will consider candidates for the Board recommended by shareholders. Such recommendations should be sent to the Nominating Committee, c/o Henry C. Babb, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

         The Board of Directors held six meetings during the last fiscal year. During that year, each director was present at 75% or more of the meetings of the Board and its committees on which the director served.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by directors and executive officers. To the best of the Company's knowledge and belief, there were no late filings during fiscal 2002 except as follows: Director Mark W. Kehaya inadvertently failed to report the purchase of 73 shares on June 13, 2001 for which the required report was filed on November 16, 2001; and Director and Chairman J. Alec G. Murray inadvertently failed to report the sale of an aggregate of 7,000 shares on November 29 and 30, 2001, for which the required report was filed on February 27, 2002.

                          COMPENSATION COMMITTEE REPORT

     The compensation of the executive officers is determined by the Compensation Committee.

Compensation Objectives

     In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum profitability of the Company. Compensation paid comparable executive officers by competitors is taken into account, along with performance of the Company, the individual and the activities for which the individual is responsible.

Compensation Arrangements

     Apart from benefits, which are dealt with in the accompanying tables, an executive officer's total compensation consists of base salary, annual cash incentives, and long-term incentives.

     Base Salary. In determining base salaries for the executive officers, the Committee examines published market survey data from both competitors and the general industry and considers the executive officer's responsibilities, the past and present performance of the Company, the executive officer and the activities for which the executive officer is responsible, and the executive officer's future potential.

     Annual Incentives. On June 11, 1998, the Board of Directors adopted the Annual Incentive Plan pursuant to which executive leadership is rewarded with a performance based cash award for team and personal achievements that lead to business growth and increased shareholder value. Award payouts are determined by two components: business results and key performance objectives. The business results component is based on desired financial and operating performance as determined by the Committee. Key performance objectives are based on individual goals established at the start of each plan year.

     Long-Term Incentives. The long-term incentive arrangements allow executives the opportunity to receive shares of the Company's common stock based on the 2001 Performance Improvement Compensation Plan (the "2001 PICP") approved by the shareholders on August 14, 2001. The 2001 PICP authorizes the Committee to make effective for designated employees various arrangements based on shares of Company stock.

     On August 14, 2001, the Committee adopted the 2001 Restricted Stock Plan (the "RSP"), replacing the Restricted Stock Plan adopted by the Committee on June 14, 1993. The RSP was established as a means of awarding certain employees, to the extent specified performance objectives are met, restricted shares of the Company's common stock. In doing so, the Committee had in mind not only the objectives generally applicable to the Company's compensation arrangements, but also causing participating employees to own more shares of the Company's stock than might otherwise be the case and to identify more closely with shareholder interests. The Company's executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock being made on the basis of overall Company performance in terms of return on net assets. No awards are made on account of a year in which return on net assets is not at least equal to a threshold figure. The Committee establishes a target return on net assets for the year and the pool that will be available if that target is achieved. Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Shares awarded pursuant to the predecessor Restricted Stock Plan on or after June 10, 1998 vest, except in the case of specified circumstances, over a four-year period at the rate of one fourth per year. Shares awarded under the RSP prior to that date remain restricted for seven years, except in the case of specified circumstances. The Committee has the discretion to adjust awards because of changed conditions or for other reasons. 61,695 restricted shares were awarded in fiscal 2002 based on fiscal 2001 performance.

     The 2001 Nonqualified Stock Option Plan (the "NSOP") was adopted by the Committee on August 14, 2001, replacing the Nonqualified Stock Option Plan adopted by the Committee on June 10, 1998. The NSOP awards are made to certain executives on the basis of the factors considered in determining their salaries. The NSOP provides a participant the opportunity to purchase shares of the Company's common stock at a fixed price, regardless of the actual stock market price. Option shares are awarded at an option price equal to the fair market value of shares at the time of the grant. In fiscal 2002, 91,500 shares were awarded at an option price of $17.50 per share. NSOP grants vest one fourth on the first anniversary of the grant date and an additional one fourth on each of the second, third, and fourth anniversaries of the grant date and expire ten years from grant date, except as otherwise is provided for in the Rules, Regulations and Procedures of the NSOP or as determined by the Committee. Options granted prior to fiscal 2002 expire seven years from grant date, except as otherwise provided for in the Rules, Regulations and Procedures of the NSOP or as determined by the Committee.

Chief Executive Officer's Compensation

     In determining Mr. Harrison's base salary and cash bonus in the last fiscal year, the Committee took into consideration primarily his personal performance, the performance of the Company, the compensation paid to chief executive officers by the Company's principal competition and an appropriate relationship between Mr. Harrison's compensation and those of the executive officers reporting to him.

Section 162(m) of the Internal Revenue Code

     Although no executive officer of the Company received compensation in fiscal 2002 in excess of the $1 million deductibility threshold established by
Section 162(m) of the Internal Revenue Code, the Committee will continue to consider the deductibility and performance-based compensation issues raised by
Section 162(m).

     This report has been provided by:      The Compensation Committee
                                            William S. Sheridan
                                            Daniel M. Sullivan
                                            William A. Ziegler

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for fiscal 2002 were William S. Sheridan, Daniel M. Sullivan and William A. Ziegler. Messrs. Sheridan, Sullivan and Ziegler were not at any time during the fiscal year ended March 31, 2002 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements for fiscal 2002. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche LLP its independence. Based on the review and discussions described above the Audit Committee recommended, among other things, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2002.

     The Board of Directors has determined that the members of the Audit Committee are independent as defined in NYSE listing standards. The Audit Committee recommended and the Board of Directors has approved an Audit Committee charter, a copy of which was provided in the 2001 Proxy Statement.

     Audit Fees. Deloitte & Touche billed the Company aggregate fees of $1,261,746 for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the first three quarters of fiscal 2002.

     Systems Design and Implementation Fees. The Company did not engage Deloitte & Touche in fiscal 2002 to perform any services in connection with financial information systems design or implementation.

     All Other Fees. Deloitte & Touche billed the Company aggregate fees of $601,561 for professional services rendered in fiscal 2002 other than audit services and review of quarterly reports. These fees were primarily for tax preparation and review services. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of Deloitte & Touche's independent auditor status.

         This report has been provided by:  The Audit Committee
                                            William S. Sheridan, Chairman
                                            William S. Barrack, Jr.
                                            B. Clyde Preslar

                                PERFORMANCE GRAPH

     The following graph compares total return, including reinvestment of dividends, on the Company's common stock to the total returns of the Russell 2000 Stock Index and a Peer Group Index (PGI) (as defined below) for the last five fiscal years ending March 31, 2002. The comparison assumes a $100 investment on March 31, 1997 in (1) Standard Commercial common stock, (2) Russell 2000 Stock Index and (3) the PGI, and shows in each case the change in stock price and dividends paid (assuming dividend reinvestment) over the ensuing five years.

                                    [GRAPH]


NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.

                        1997   1998    1999    2000    2001    2002
                        ----   ----    ----    ----    ----    ----
 Standard Commercial    $100   $ 90    $ 27    $ 21    $ 74    $122
 Russell 2000 Index     $100   $142    $118    $160    $134    $134
 Peer Group             $100   $117    $ 57    $ 35    $102    $103


     The PGI combines the weighted total return, based on the average month-end market capitalization, of the other two leaf tobacco dealers (DIMON Incorporated and Universal Corporation) publicly traded in the United States.

     Anything to the contrary notwithstanding in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report, Audit Committee Report and Performance Graph shall not be incorporated by reference into any such filings nor shall they constitute soliciting material.

                             VOTING RIGHTS AND PROXY

     On June 14, 2002 the Company had outstanding 13,371,988 shares of common stock, all of one class and each share entitled to one vote. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. A proxy may be revoked by the shareholder at any time before it is voted.

     The election of directors requires a plurality of the votes cast and the adoption of the Company's auditors requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and votes withheld, as well as broker nonvotes, will be counted only in determining the presence of a quorum.

     Unless a shareholder specifies otherwise in a proxy, it will be voted FOR the election as director of the nominees listed under the caption "Election of Directors" herein and FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP audited the financial statements of the Company in 2002 and, subject to shareholder ratification, the Board of Directors has reappointed this firm as the Company's independent public accountants for fiscal 2003. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, and will have an opportunity to respond to questions relating to their audit of the Company's financial statements and to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company before February 25, 2003. To be included, all such proposals must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, the Company's Bylaws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director.

                             SOLICITATION OF PROXIES

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies in person or by telephone.

     At the time of mailing this Proxy Statement, the management is not aware of any matters not referred to herein to be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                                          /s/ Henry C. Babb


                                                          Henry C. Babb
June 27, 2002                                             Secretary

                            . FOLD AND DETACH HERE .

.................................................................................

                         STANDARD COMMERCIAL CORPORATION
               Proxy solicited on behalf of the Board of Directors

     The undersigned hereby appoints Henry C. Babb and Keith H. Merrick proxies, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of STANDARD COMMERCIAL CORPORATION to be held at Hardy Alumni Hall, Barton College in Wilson, North Carolina, on August 13, 2002 and at any adjournments thereof.

     (1) ELECTION OF DIRECTORS: [_] FOR all nominees listed below [_]   VOTE
                                                                      WITHHOLD

         (INSTRUCTION: To withhold vote for individual nominee(s), strike a line through the name(s) in the list below.)

         Three-year term expiring in 2005:  Robert E. Harrison and  William A.
                                            Ziegler

         Two-year term expiring in 2004:  Robert A. Sheets


     (2) Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2003.

            [_]   FOR             [_]   AGAINST                [_]   ABSTAIN


     (3) In the discretion of such proxies, upon such other business as may properly come before the meeting.

     If a shareholder does not indicate how this proxy is to be voted, it will be voted FOR the election of the nominees for director listed above and FOR Proposal 2.

                 (Continued, and to be signed on the other side)

                               [LOGO OF STANDARD]

                         STANDARD COMMERCIAL CORPORATION

                         Annual Meeting of Shareholders

                                Hardy Alumni Hall
                          400 Atlantic Christian Drive
                                 Barton College
                             Wilson, North Carolina

                                 August 13, 2002
                                   12:00 Noon

Shareholders are invited to a luncheon immediately following the Annual Meeting. If you plan to attend, please complete and return the enclosed card directly to the Company in the envelope provided or telephone Carol Whitehead at 252-291-5507, Extension 259. If you need directions to Barton College please contact Mrs. Whitehead.

                             . FOLD AND DETACH HERE .

.................................................................................







                             SHAREHOLDER RECORD DATA

--------------------------------------------------------------------------------

                           (Continued from other side)


A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES
WHO SHALL BE PRESENT AND ACT, OR IF ONLY ONE
SHALL BE PRESENT AND ACT, THEN THAT ONE SHALL
HAVE AND MAY EXERCISE ALL THE POWERS OF
SAID PROXIES HEREUNDER.

                                                Dated ___________________, 2002


                                                ________________________________
                                                           [Signature(s)]

                                                ________________________________
                                                           [Signature(s)]

                                                Please date and sign as name(s)
                                                appear hereon. When shares are
                                                held by joint tenants, both
                                                should sign. When signing on
                                                behalf of a corporation,
                                                partnership, estate, trust or
                                                other entity, state your
                                                capacity or otherwise indicate
                                                that you are authorized to sign.

   PLEASE COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.